Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2003 relating to the financial statements and financial statement schedules of Western Wireless Corporation which appears in Western Wireless Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/    PRICEWATERHOUSECOOPERS LLP

Seattle, Washington

March 2, 2004